Exhibit 10(j)(viii)

October 1, 2011

Gretchen Zech
3607 Henry's Garden Lane
Raleigh, NC 27612

Dear Gretchen,

Congratulations!

On behalf of Arrow Electronics Inc., I am delighted to extend to you an offer to join the Company as Senior Vice President, Human Resources, reporting to me. We look forward to having you join Arrow as soon as possible.

This letter, the Term Sheet and its accompanying enclosures confirm all of the terms of employment and supersede any prior understandings or agreements, whether oral or written, between you and the Company. This offer letter may not be amended or modified except by an express written agreement signed by each of us.

Title:	Senior Vice President, Human Resources.

Annual Salary:
You will be paid a salary at no less than the annual rate of $360,000, payable in monthly installments, subject to a maximum reduction of 15% only to the extent and during the continuation of a Company-wide pay cut/furlough program and only to the extent applicable to other senior executives of the Company.

Annual Incentive:
You will receive an annual target incentive award of no less than $225,000. The actual earned incentive may be higher or lower depending on business results and your individual performance, with a cap of 200% of your target incentive award amount. The bonus will be based on the provisions of the Management Incentive Compensation Plan (“MICP”), as highlighted in the Executive Incentive Plan Descriptions. For 2011, your bonus will be prorated for the months you actually work at Arrow.

Sign-on Award:    You will receive a one-time welcome-aboard award with a fair market value of up to $453,750, of which $316,250 will be paid in cash and the balance will take the form of an equity grant of time based restricted stock units. The equity grant will vest in four equal annual installments with the first 25% vesting one year after the date of the award and will be awarded to you at the first meeting of Arrow's Board of Directors (BOD) after you begin employment. Should you voluntarily resign from your employment within the first 12 months, you will be required to repay the full amount of the cash portion of this one-time award. In 2012 and thereafter, you will participate in the annual award of equity grants on a basis consistent with other senior executives and subject to the terms and provisions of the Plans applicable to other senior executives.

Relocation:
As part of this offer, you will participate in Arrow's relocation benefit. Upon acceptance of this offer, a relocation specialist will contact you to begin the relocation process. Please wait until you have been contacted before arranging any moving services. If you have any immediate questions, please contact Carol Casey.

In accordance with Arrow policy, this employment offer is contingent upon successful completion of all aspects of Arrow's pre-employment screening process. This process includes a satisfactory check of references, the verification of your educational credentials, background search as indicated on the enclosed Consent to Conduct Background Investigation form as well as your successful completion of a pre-employment test for the presence of illegal drugs. Please understand that this offer may be withdrawn and/or your employment may be terminated in the event you fail to successfully complete any of these elements.

Also, as required by current US immigration law, this offer is contingent on your ability to satisfy the requirements of the I-9 form. The I-9 process requires you to provide documents that will establish your identity and legal authorization to work in the United States. Please refer to the enclosed I-9 for a listing of acceptable documentation, which must be provided within three (3) days of your first day of employment at Arrow.

Please review the attached memo, titled "Details of Offer of Employment" which provides you with important information such as the pre-employment drug screening, the signed offer letter, as well as the enclosed I-9 and W-4 forms.

This offer letter, the Term Sheet, and its accompanying enclosures, sets out the complete terms of our offer to you, and to the extent you execute it, the terms and conditions of your employment, but in no event shall it be construed as a contract of employment for a fixed period of time. Your employment is at-will, which means that you or the Company is free to terminate your employment at any time, subject to the terms and conditions of the Term Sheet.

By signing this offer letter and returning one copy of your offer letter to Peter S. Brown, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. The second copy is for your records.

Gretchen, we look forward to you joining us, and wish you a successful and rewarding career with Arrow. Feel free to call me with any questions you may have. Please note this offer expires at the close of business on Friday, October 7, 2011.

Best Regards,

/s/ Michael J. Long

Michael J. Long
Chairman, President and CEO

Accepted and agreed to this 5th day of October, 2011

/s/ Gretchen Zech
Gretchen Zech

Enclosures (provided under separate cover)
Drug Screening Chain of Custody Form
Executive Details of Offer of Employment
Employee Handbook
Employee Benefits
MIP(Management Insurance Program)
Business Code of Conduct & Ethics
Consent to Conduct Background Investigation
Employee Certification
Language Skills Form
Drug-free Workplace Summary Policy Booklet
I-9 and W-4
New Employee Information Form
Term Sheet (attached)

CC: Peter S. Brown

TERM SHEET

Duties and Responsibilities
The Board of Directors shall have the right to adjust Executives' duties, responsibilities, and title, provided however that the new title, duties and responsibilities shall not in the aggregate, represent a material diminution in, or be materially inconsistent with, Executive's prior title, duties and responsibilities as a Senior Vice President, Human Resources.

SERP	The Executive shall participate in the Company's Unfunded Pension Plan for Selected Executives (the “SERP”) in accordance with its terms.

Car Allowance	The Executive will receive a monthly automobile allowance of $850.

Expenses	The Company will reimburse Executive for all reasonable business expense incurred in the performance of Executive's employment duties in accordance with the Company's expense reimbursement policy.

Office and Staff	The Company will provide the Executive with an office, secretary and such other facilities as may be reasonably required for the proper discharge of her duties hereunder.

Indemnification
The Company will indemnify, defend and hold harmless the Executive for any and all liabilities to which she may be subject as a result of her employment pursuant to the Company's Certificate of Incorporation, By-laws and directors and officers' liability insurance policies.

Vacation	The Executive will receive 4 weeks of vacation annually.

Participation in Plans
The Executive will participate in any and all of the plans or programs made available by the Company (or its subsidiaries, divisions or affiliates) to, or for the benefit of, executives (including the annual stock option and restricted stock grant programs) or employees in general, on a basis consistent with other senior executives.

Disability
If the Executive is absent on account of being disabled (as defined below), the Executive shall receive the following: (1) Executive's base salary, bonus and other benefits set forth in her offer letter, provided however, that such remuneration shall be reduced by the amount of any payments she may otherwise receive as a result of her disability pursuant to a disability program provided by or through the Company; (2) Executive's medical benefits shall remain in full force; and (3) Executive's life insurance shall remain in full force.

Executive will be deemed “disabled” if she is absent from work because she is incapacitated due to an accident or physical or mental impairment, and (i) she is expected to return to her duties with the Company within 6 months after the beginning of her absence; or (ii) Executive is unable to perform her duties or those of a substantially similar position of employment due to a medically-determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than 6 months.
Executive's employment will end on the 180th consecutive day of her absence due to being Disabled (as defined above), in which case she will be entitled to no further payments or benefits from the Company, except that (a) the medical benefits for her and her family shall remain in full force and effect, subject the terms of the underlying plan and subject to the requirement that Executive continues to pay the "employee portion" of the cost thereof; and (b) Executive's life insurance policy under the Management Insurance Program shall be transferred to her subject to the terms of the plan.

Voluntary Resignation
In the event Executive voluntarily terminates her employment, she will be entitled to no further payments or benefits from the Company (other than salary earned through the date of termination) and all unvested/unearned stock options, restricted stock or performance shares shall immediately be deemed forfeited.

Termination for Cause
In the event of Executive's failure to cure, to the satisfaction of the Company, any malfeasance, willful misconduct, active fraud or gross negligence in connection with her employment within 30 days following written notice by the Company to the Executive of such breach (“Cause”), the Company shall have the right to terminate Executive's employment without any further payments or benefits (other than salary earned through the date of termination), and Executive will have no further obligations to the Company except her obligations with respect to Non-Disclosure, Non-Competition, Solicitation, Employment, and Intellectual Property as set forth herein (“Continuing Obligations”).

Termination for Good Reason
If during Executive's employment the Board of Directors does not either continue the Executive in the office of Senior Vice President, Human Resources or elect her to some other executive office satisfactory to the Executive, the Executive shall have the right to decline to give further service to the Company. If the Executive decides to exercise such right to decline to give further service, she shall within forty-five days after such action or omission by the Board of Directors give written notice to the Company stating her objection and the action necessary to correct it, and she shall permit the Company to have a forty-five day period in which to correct its action or omission. If the Company makes a correction satisfactory to the Executive, the Executive shall be obligated to continue to serve the Company. If the Company does not make such a correction, at the expiration of such forty-five days, Executive will receive the Severance Payments, as described below.

Severance Payments:
Termination without Cause
Or for Good Reason
If, the Company terminates Executive's employment without cause, or Executive terminates her employment for good reason, subject to the Executive's execution of a release as set forth below, Executive will be entitled to the severance payments and benefits described herein, subject to the terms and conditions described herein (“Severance Payments”).
Executive will be placed on inactive or “RA” status for a period (the “RA Period”) beginning on the day following her last day of active work and ending on the earliest of (i) the day she fails to observe any provision of this Term Sheet; or (ii) eighteen (18) months following her last day of active work.
Executive will be entitled to the following during the RA Period:
(a) Executive's base salary on the same schedule as if she still were an active employee;
(b) Two-thirds of Executive's targeted incentive for the year in which she ceases active employment and 33.35% of her targeted incentive for the final six (6) months during the RA Period, payable if the Executive is still on RA status on the scheduled payment date or, in the case of the year during which RA status terminates, if the Executive is still on RA status on the last day of the RA Period. Payment to Executive shall be made at the regular time for payment of such bonuses under the Company's Management Incentive Plan, but not later than the March 15 following the end of the relevant performance period, subject to any required delay in accordance with 409A as described herein;
(c) Any unvested stock options, restricted stock or performance shares held by the Executive on her last day of active work that would have vested within 18 months from Executive's last day of active work will vest on her last day of active work subject to the payment by the Executive of all applicable taxes. Any vested Arrow performance shares will be paid out in accordance with their terms. Any vested stock option will remain exercisable after the Executive ceases active work in accordance with the terms of the applicable award relating to post-termination exercise. Any stock options, performance shares or restricted stock not already vested on the Executive's last day of active work or vested on such last day in accordance with this subparagraph will be forfeited on the Executive's last day of active work.
(d)     The Executive will remain covered by the Company medical plan during the RA Period under the same terms and conditions as an active employee. At the end of the RA Period the Executive will be entitled to continuation coverage for herself and her eligible dependents under the plan's COBRA provisions at her own expense.
(e) The Executive's participation in all other welfare benefit and fringe benefit plans of the Company will end on the day she ceases active work, subject to any conversion rights generally available to former employees under the terms of such plans.
(f) The Executive's active participation in the Company's 401(k) Plan, ESOP and SERP will end on her last day of active work, and she will earn no vesting service and no additional benefits under those plans after that date. For purposes of receiving a distribution of her vested account balance under the 401(k) plan or ESOP, the Executive will be considered to have severed from service with the Company on her last day of active work.
Notwithstanding anything contained herein to the contrary, any Severance Payments or benefits that would be made or provided to Executive: (i) will only be made or provided if Executive is then in compliance with the terms and conditions of this Term Sheet and the Continuing Obligations (i.e. non-competition, non-solicitation, Intellectual Property provisions as described herein), and (ii) will be forfeited if Executive is not then in compliance with such provisions.

Compliance with 409A
Notwithstanding any other provision herein, if Executive is a “specified employee” under section 409A of the Internal Revenue Code of 1986, as amended (“Code”), no payment of deferred compensation within the meaning Code section 409A that is not exempted from application of Section 409A as an exempt short term deferral or exempt separation pay in accordance with applicable Treasury regulations will be paid to Executive on account of her termination of employment for six (6) months following the day she cease active work, and any such payments due during such six (6) month period will be held and paid on the first business day following completion of such six (6) month period, along with interest calculated at the six (6) month Treasury rate in effect as of the date of her termination.

Right to Set-Off
Executive shall have an affirmative duty to seek other employment following her last day of active work with Arrow; provided, however, that she is not obligated to accept a new position which is not reasonably comparable to her employment with Arrow or which violates her Non-Competition obligations set forth herein. Any Severance Payments payable to Executive shall be reduced by the amount of her earnings from other employment.

Change in Control
Executive will receive the Company's standard agreement providing severance benefits in the event of termination in connection with a future change in control, subject to the terms and conditions of the applicable plan document, the substance of which agreement and plan are summarized accurately in Arrow's Proxy Statement.

Release	In consideration for the Severance Payments and benefits set forth herein, upon her termination for which she is entitled to Severance Payments, Executive shall execute and return to Arrow a release in a form and substance no less favorable to Executive than that applicable to other senior executives.

Non-Disclosure	Executive will comply with Arrow's Confidential Information policy as outlined in the Arrow's Employee Handbook during her employment and thereafter.

Non-Competition
During Executive's employment and for a period of two years after the termination of her employment, she will not, directly or indirectly, engage or become interested in the United States, Canada or Mexico (whether as an owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) in the business of distributing electronic parts, components, supplies or systems, or any other business that is competitive with the principal business or businesses then (or, in the case of the post-termination covenant, as of the date of termination) conducted by the Company, its subsidiaries or affiliates (provided, however, that nothing contained herein shall prevent the Executive from acquiring or owning less than 1% of the issued and outstanding capital stock or debentures of a corporation whose securities are listed on the New York Stock Exchange, American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System, if such investment is otherwise permitted by the Company's Human Resource and Conflict of Interest policies).

Executive will promptly furnish in writing to the Company, any information reasonably requested by the Company (including any third party confirmations) with respect to any activity or interest the Executive may have in any business.

Solicitation
During Executive's employment and for a period of two years after the termination of her employment, she will not, directly or indirectly solicit or participate in the solicitation of any business of any type conducted by the Company, its subsidiaries or affiliates, during said term or thereafter, from any person, firm or other entity which is or was at any time during the preceding 12 months (or, in the case of the post-termination covenant, during the 12 months preceding the date of termination) a supplier or customer, or prospective supplier or customer, of the Company, its subsidiaries or affiliates.

Employment
During Executive's employment and for a period of two years after the termination of her employment, she will not, directly or indirectly employ or retain, or arrange to have any other person, firm or other entity employ or retain, or otherwise participate in the employment or retention of, any person who was an employee or consultant of the Company, its subsidiaries or affiliates, at any time during the period of twelve consecutive months immediately preceding such employment or retention.

Intellectual Property	Executives will comply with Arrow's Intellectual Property Policy as described in Arrow's Employment handbook during her employment and thereafter.

Governing Law	The Offer Letter and this Term Sheet shall be construed and governed in all respects by the internal laws of the State of New York, without giving effect to principles of conflicts of law.